Press Release

July 20, 2006
FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES STOCK DIVIDEND, QUARTERLY CASH DIVIDEND AND RESULTS FOR 2nd QUARTER AND FIRST HALF OF 2006

West Des Moines, IA – West Bancorporation, Inc. (WTBA) (the “Company”), parent company of West Bank, WB Capital Management Inc. (d/b/a VMF Capital) and Investors Management Group, Ltd. (“IMG”), reports net income of $4,882,000 or $0.29 per share for the second quarter of 2006, compared to $4,985,000 or $0.30 per share for the second quarter of 2005. The return on average equity and return on average assets were 18.56 percent and 1.49 percent, respectively, for the second quarter of 2006.

For the first six months of 2006, net income was $9,427,000 or $0.56 per share compared to $9,827,000 or $0.59 per share for the same period last year. The return on average equity and return on average assets were 18.09 percent and 1.47 percent, respectively, for the first half of 2006.

During the second quarter, loans grew by $19.0 million and have grown $81.1 million since the end of 2005. Compared to a year ago, loans have increased $159.4 million. Conversely, the net interest margin for the second quarter of 2006 was 3.35 percent, which was 27 basis points lower than a year ago. For the first six months of 2006, the net interest margin was 3.39, compared to 3.68 for the same period in 2005. The net interest margin has declined over the past year because the cost of funds (deposits and borrowings) has increased faster than the yield on earning assets (loans and investments). The relatively flat yield curve, where short-term interest rates are approximately the same as longer term interest rates, has been the primary reason the cost of funds has increased faster than the yield on earnings assets. Deposits at June 30, 2006 totaled $1,029 million which is $116 million higher than a year ago. Most of the growth in deposits has been through the sale of wholesale certificates of deposit.

Assets under management at VMF and IMG totaled $4.5 billion, resulting in revenue for the second quarter of 2006 of $2,112,000 and $4,361,000 for the first six months of 2006. Revenue declined slightly in the second quarter compared to the first quarter because fees for administering the Vintage Mutual Funds were reduced to be more competitive in the marketplace. Investment advisory revenue and net income are significantly higher than a year ago because IMG was acquired on December 30, 2005 and this is the first year its results have been included in the consolidated results of West Bancorporation. Net income from the investment advisory segment of the Company totaled $136,000 for the second quarter, compared to $81,000 for the second quarter of 2005. Year-to-date net income from the investment advisory segment of the Company totaled $302,000, compared to $146,000 for the same period in 2005.

The Company recognized additional losses from the sale of investment securities during the second quarter. Lower yielding investments were sold with the proceeds reinvested in higher yielding investments. By the end of the year, the additional income earned will more than make up for the losses.

Non-accrual loans at June 30, 2006 totaled $4,336,000. As first reported at December 31, 2005, a commercial loan totaling $3,810,000 secured by commercial real estate used in the operation of the customer’s business and farmland continues to represent the majority of the balance of non-accrual loans. The loan was placed on non-accrual status during the fourth quarter of 2005 due to the time required to resolve the situation. Beginning in July 2006, approximately $20,000 per month for the remainder of 2006 will be applied to the carrying value of this loan. These funds come from a short term rental agreement with a third party. It will be necessary for the real estate collateral to be sold to fully liquidate this loan. Management continues to believe the loan is adequately collateralized. A year ago, non-accrual loans totaled $2,730,000. Loans past due 90 days or more and still accruing interest as of June 30, 2006 totaled $54,000 compared to $686,000 a year ago. Other real estate owned was $252,000 and $0 at June 30, 2006 and 2005, respectively. The allowance for loan losses as a percent of total loans was 0.89 percent as of June 30, 2006 compared to 0.90 percent a year earlier. Non-performing assets as a percentage of loans at June 30, 2006 were 0.34 percent compared to .29 percent a year ago.

On June 26, 2006, the Company reported its subsidiary, West Bank, was named as a defendant in a lawsuit claiming a breach of a credit agreement arising out of a commercial loan transaction in which West Bank attempted to purchase a note of Iowa Wireless Services, LLC from First American Bank. The plaintiff, D.B. Zwirn Special Opportunities Fund, L.P., et al is seeking monetary damages of not less than $16,700,000 from the defendants, which include Iowa Network Services, Inc., INS Wireless, Inc. and First American Bank, in addition to West Bank. West Bank intends to vigorously defend the action and believes it has substantial defenses. West Bank also believes that Iowa Network Services, Inc. agreed to protect it from losses caused by the ownership of the Iowa Wireless Services, LLC note.

On July 19, 2006, the Board of Directors of West Bancorporation, Inc. declared a 5% stock dividend that will be paid on August 14, 2006 to shareholders of record on July 31, 2006. Any fractional shares resulting from the stock dividend will be paid in cash. The board also declared a regular quarterly cash dividend of $0.16 per common share of outstanding stock after the stock dividend is paid. The dividend is payable on August 25, 2006 to shareholders of record on August 18, 2006. As of July 19, 2006, there were 16,701,843 shares of common stock outstanding. After the stock dividend is paid, there will be approximately 17,537,000 shares outstanding.

The Company will discuss its results for the second quarter and first half of 2006 in a conference call scheduled for 2:00 pm central time on Monday, July 24, 2006. The telephone number for the conference call is 877-407-0778. A recording of the conference call will be available until July 28, 2006 by dialing 877-660-6853. The following is required to access the recording: account # 286, conference ID # 206994.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa and through its subsidiary, West Bank, has been serving the greater metropolitan Des Moines area for 113 years and the Iowa City area since 2003. West Bank focuses on lending and deposit services for consumers and small to medium sized businesses. VMF Capital, with offices in Cedar Rapids and West Des Moines, Iowa, and Investors Management Group, headquartered in West Des Moines, Iowa, provide portfolio management services to individuals, retirement plans, corporations, foundations, endowments and public entities in Iowa and surrounding states.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information
(unaudited)
			June 30,	June 30,

CONSOLIDATED STATEMENTS OF CONDITION			2006	2005

Assets

Cash and due from banks			$33,946,346	$30,695,489

Short-term investments			31,765,900	5,493,964

Securities			269,146,840	316,122,471

Loans			948,589,581	789,192,734

Allowance for loan losses			(8,439,708)	(7,080,196)

Loans, net			940,149,873	782,112,538

Other assets			72,245,541	53,367,994

Total assets			$1,347,254,500	$1,187,792,456

Liabilities and Stockholders’ Equity

Deposits:

Noninterest-bearing			$192,909,447	$194,426,673

Interest-bearing

Demand			44,416,319	45,591,209

Savings			281,919,521	316,039,923

Time, in excess of $100,000			308,616,506	285,586,519

Other time			201,397,342	71,556,605

Total deposits			1,029,259,135	913,200,929

Short-term borrowings			105,072,992	77,496,687

Long-term borrowings			99,030,310	90,340,270

Other liabilities			7,212,028	4,928,968

Stockholders’equity			106,680,035	101,825,602

Total liabilities and stockholders’ equity			$1,347,254,500	$1,187,792,456

	PER COMMON SHARE		MARKET INFORMATION(1)

	Net Income	Dividends	High	Low

2006

1st quarter	$0.27	$0.160	$19.90	$17.50

2nd quarter	0.29	0.160	20.98	16.00

2005

1st quarter	$0.29	$0.160	$19.25	$15.93

2nd quarter	0.30	0.160	19.09	15.34

3rd quarter	0.30	0.160	20.02	17.25

4th quarter	0.32	0.160	19.95	17.50

(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ

National Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued)
(unaudited)
	Three months ended		Six months ended

	June 30,		June 30,

CONSOLIDATED STATEMENTS OF OPERATION	2006	2005	2006	2005

Interest income

Loans	$17,035,669	$11,930,863	$32,498,597	$22,815,920

Securities	2,948,467	3,233,437	5,816,063	6,667,224

Other	218,972	120,637	345,001	259,037

Total interest income	20,203,108	15,284,937	38,659,661	29,742,181

Interest expense

Deposits	8,127,945	3,687,558	14,757,226	6,415,436

Short-term borrowings	857,503	882,908	1,783,725	1,773,277

Long-term borrowings	1,381,310	1,239,932	2,738,907	2,482,327

Total interest expense	10,366,758	5,810,398	19,279,858	10,671,040

Net interest income	9,836,350	9,474,539	19,379,803	19,071,141

Provision for loan losses	450,000	500,000	900,000	875,000

Net interest income after provision for loan losses	9,386,350	8,974,539	18,479,803	18,196,141

Noninterest income

Service charges on deposit accounts	1,117,093	1,244,253	2,120,951	2,286,807

Trust services	195,168	188,825	363,218	328,825

Investment advisory fees	2,112,210	823,642	4,360,585	1,573,879

Increase in cash value of bank-owned life insurance	212,832	210,226	422,033	416,496

Net realized gains from sales of securities

available for sale	(37,817)	44,377	(143,675)	43,188

Other income	360,860	496,700	718,116	885,534

Total noninterest income	3,960,346	3,008,023	7,841,228	5,534,729

Noninterest expense

Salaries and employee benefits	3,492,227	2,585,938	7,167,377	5,164,258

Occupancy expense	865,910	603,240	1,721,830	1,192,889

Data processing expense	505,113	362,096	984,648	689,808

Other expense	1,318,710	1,064,896	2,620,469	2,158,865

Total noninterest expense	6,181,960	4,616,170	12,494,324	9,205,820

Income before income taxes	7,164,736	7,366,392	13,826,707	14,525,050

Income taxes	2,282,850	2,381,605	4,399,600	4,697,782

Net income	$4,881,886	$4,984,787	$9,427,107	$9,827,268

PERFORMANCE HIGHLIGHTS

Return on average equity	18.56%	20.16%	18.09%	20.12%

Return on average assets	1.49%	1.69%	1.47%	1.68%

Net interest margin	3.35%	3.62%	3.39%	3.68%

Efficiency ratio	43.35%	35.77%	44.25%	36.10%